News Release

FOR IMMEDIATE RELEASE	CONTACT
May 15, 2007	Craig J. Renner
301-843-8600

ACPT ANNOUNCES FIRST QUARTER 2007 EARNINGS
AND DECLARES DIVIDEND

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX, PSE:APO) a diversified real estate organization, today announced results for the three months ended March 31, 2007, and a cash dividend of $.10 per share, payable on June 13, 2007 to shareholders of record on May 30, 2007.
For the three months ended March 31, 2007, the Company reported net income of $24,000, or $0.00 per basic and diluted share, on operating revenue of $21,987,000. This compares to net income of $501,000, or $0.10 per basic and diluted share, on operating revenue of $21,622,000 for the same period in 2006.
“The reduction in net income for the first quarter is attributable to the timing of our lot sales in St. Charles’ Fairway Village and condominium sales in Puerto Rico,” said J. Michael Wilson, Chairman and Chief Executive Officer. Mr. Wilson added that in the fourth quarter of 2006, the Company delivered 28 single family and 51 townhome lots to Lennar, providing the homebuilder with sufficient inventory for its operations in early 2007.
“Results are cyclical, and for proper analysis must be viewed over an extended period of time. When viewed in that larger context, we believe these results demonstrate the resiliency of our corporate business model. Because of revenue growth in our multifamily apartment portfolio, and strong demand for commercial parcels in St. Charles, the Company was able to partially negate the reduced level of lot sales to Lennar and sale of condominium units in Parque Escorial in the first quarter of this year,” said Mr. Wilson.
Effective January 1, 2007, the Company implemented Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which resulted in a $1,458,000 cumulative reduction to retained earnings. The impact of FIN 48 also reduced net income for the quarter ended March 31, 2007 by approximately $209,000 related to additional tax, interest and penalties accrued on uncertain tax positions.
Edwin L. Kelly, President and Chief Operating Officer, noted that rental property revenues increased $1.6 million for the first quarter of 2007, compared to the same period in 2006. Mr. Kelly primarily attributed the increase to the Company’s purchase of two apartment properties near Baltimore, Maryland, in 2006, and the construction of Sheffield Greens, a 252-unit apartment property in the planned community of St. Charles. “We had leased 78% of the total number of units by the end of the first quarter of 2007, and current leasing and occupancy of Sheffield Greens exceeds 90%,” said Mr. Kelly.
In addition, the Company reported $2.5 million dollars in commercial land sales in St. Charles for the three month period, compared to $593,000 for the same quarter of 2006. In January 2007 the Company reported the sale of a second parcel in the O’Donnell Lake Restaurant Park; Company officials expect the first restaurant to open in the facility in mid-summer 2007.
During the first quarter of 2007, the Company delivered seven townhome lots in St. Charles’ Sheffield neighborhood to Lennar, generating revenue of $613,000. In the same period of 2006, the Company delivered 20 single-family residential lots, generating $2.6 million in revenue.
In Parque Escorial, homebuilding sales decreased $937,000 for the three months ended March 31, 2007, compared to the same period in 2006. During the first quarter of 2007, 12 units were sold in Torres del Escorial at an average selling price of $257,000 per unit; in the same period of 2006, the Company sold 16 units at an average price of $252,000 per unit.
“We would also note that prices for new homes in Sheffield neighborhood and in Parque Escorial remain strong,” added Mr. Kelly. “Most importantly, because of the diversity of our lines of business, ACPT’s balance sheet remains strong as of March 31, 2007.”
Mr. Kelly also pointed out that the Company has $2.7 million in commercial sales under contract expected to close by the end of 2007. In addition, the Company reported having 157 single-family and 46 townhome lots available for delivery to Lennar in St. Charles.
The Company also benefited from the collection of a note receivable related to the sale of El Monte in 2004. As a result, net income for the quarter ended March 31, 2007, increased by $921,000. The Company had previously deferred revenue recognition on this note until the cash was received, which occurred in January 2007.
Mr. Kelly noted that ACPT’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
Company Information
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the Security and Exchange Commission as well as, when filed, the quarterly report on Form 10-Q for the three-month period ended March 31, 2007.
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AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights

	For the three months ended

	March 31, 2007	March 31, 2006
Revenues	$21,987,000	$21,622,000

Expenses	17,676,000	16,435,000

Operating Income	4,311,000	5,187,000

Other Income and Expenses	(3,764,000)	(4,267,000)

Income before provision for income taxes	547,000	920,000

Provision for income taxes	523,000	419,000

Net income	$24,000	$501,000
Earnings per share
Basic and Diluted	$-	$0.10
Weighted average shares outstanding
Basic and Diluted	5,208	5,198

Special cash dividend per share	$-	$0.43
Quarterly cash dividend per share	$0.10	$0.10

Total cash dividends per share	$0.10	$0.53

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